November 27, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by SunAmerica Equity
 Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Company's Form N-SAR report dated September
30, 2000. We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,



PricewaterhouseCoopers LLP





Enclosure -

As stated